Exhibit 99.1

For Immediate Release	For Investor Inquiries, contact:
October 26, 2005	Thomas K. Peck
2005-15	317.808.6168

For Media Inquiries, contact:
Tom Wiser
317.808.6137

Duke Realty Announces Third Quarter Earnings

Special Dividend Declaration and Share Repurchases Announced

Regular Common and Preferred Stock Dividends Declared

                Indianapolis — Driven by gains from the previously announced sale of approximately $1 billion of flex industrial assets, Duke Realty Corporation (DRE/NYSE) reported today record earnings for the third quarter of 2005.  Highlights for the quarter include:

•                  Net income available for common shareholders for the third quarter was $213.3 million compared to $42.5 million for the third quarter last year.  On a per share basis, third quarter net income available for common shareholders was $1.48 per share compared with $0.30 per share for the third quarter of 2004.

•                  The Company completed $1.1 billion of dispositions at an average stabilized capitalization rate of 8.0 percent, consisting primarily of a single sale of flex industrial assets totaling approximately $1 billion.   In addition to contributing $1.27 per share to record net income in the third quarter, as further detailed in the dividend declarations provided below, this transaction resulted in Duke’s Board of Directors declaring today a special dividend to common shareholders of $1.05 per share.

•                  Funds from operations (“FFO”) were $95.4 million for the third quarter of 2005 versus $98.0 million for the same period in 2004.  On a per share basis, third quarter FFO was $0.61 per share compared to $0.62 per share for the third quarter of 2004.

•                  New development starts were $158 million for the third quarter.  For the nine months ended September 30, 2005, Duke started $424 million of new developments compared to $383 million for all of 2003 and 2004 combined.

•                  The Company’s value creation pipeline at September 30, 2005 was $648 million, up 60 percent from year-end 2004.

Commenting on Duke’s third quarter performance, Denny Oklak, Chairman and Chief Executive Officer, stated,

“On September 29th we closed on the sale of more than 14 million square feet of flex industrial assets as a continuation of our long-term strategy of recycling assets primarily into higher yielding new developments. This sale led to record earnings in the third-quarter and will lead to record earnings for all of 2005.  As a result, while maintaining our regular common stock dividend, we are pleased that our Board declared today a one-time special dividend of $1.05 per share so that we will comply with the minimum distribution requirements for a REIT.

From an operational standpoint, we are pleased with our performance for the quarter.  Including approximately $2 million of early debt-repayment charges pertaining to the flex sale that were not factored into our previous guidance range of $0.60 - $.62 per share, we still achieved $0.61 per share of FFO while continuing to accelerate our value creation pipeline to a multi-year high of nearly $650 million.  Looking to the future, we are expecting FFO per share of $0.58 to $0.60 in the fourth quarter, which equates to $2.37 to $2.39 per share for all of 2005.   In 2006, we expect FFO per share of  $2.32 to $2.45 as we continue to redeploy the proceeds from property sales and execute several growth initiatives that are well underway.”

Share Repurchases

                The Company also disclosed today that it repurchased $95.2 million of its common shares in the third quarter at an average price of $32.44 per share.  Including shares repurchased through yesterday, Duke has repurchased $183.3 million of its common shares at an average price of $32.60 per share.  Regarding its share repurchases, Oklak added,

“While we are accelerating our development pipeline significantly, the flex sale has added additional liquidity to our already strong balance sheet.  This provides us the added flexibility to employ a meaningful but prudent share repurchase program to supplement our other value creation activities.”

Dividends

The Board also declared today the following dividends on the Company’s outstanding common and preferred stock:

Class	NYSE Symbol	Quarterly Amount/Share	Record Date	Payment Date
Common - Regular	DRE	$0.47000	November 14, 2005	November 30, 2005
Common - Special	DRE	$1.05000	November 14, 2005	December 15, 2005
Series B	Not Listed	$0.99875	December 16, 2005	December 30, 2005
Series I	DREPRI	$0.52813	December 16, 2005	December 30, 2005
Series J	DREPRJ	$0.41406	November 16, 2005	November 30, 2005
Series K	DREPRK	$0.40625	November 16, 2005	November 30, 2005
Series L	DREPRL	$0.41250	November 16, 2005	November 30, 2005

Solely for purposes of satisfying U.S. federal income tax withholding obligations under Section 1.1445-8 of the federal income tax regulations with respect to payments to non-U.S. shareholders of its common stock, Duke Realty Corporation designates 100 percent of its special common stock dividend as a capital gain dividend.  This designation is relevant only for purposes of withholding on this special dividend payment to non-U.S. shareholders.

Third Quarter Operating Statistics

•                  The Company’s 656 stabilized in-service properties totaling 94.7 million square feet were 92.3 percent leased at the end of the third quarter compared to 91.5 percent and 90.3 percent leased at June 30, 2005 and September 30, 2004, respectively.

•                  The Company’s value creation pipeline increased to $647.6 million at September 30.  The pipeline includes $278.1 million of developments with an expected stabilized return of 9.7 percent that Duke plans to own indefinitely after completion; $202.7 million of developments with an expected stabilized return of 8.8 percent that the Company intends to sell within approximately one year of completion; and a $166.8 million backlog of third-party construction volume with an overall pre-tax profit margin of 9.8 percent.

•                  Including recently completed developments that have not reached stabilization and developments still under construction, the Company’s total portfolio at the end of the third quarter consisted of approximately 102.6 million square feet that were 87.8 percent leased.

•                  Duke renewed 78.8 percent of leases up for renewal, totaling 2.7 million square feet, on which net effective rents decreased by an average of 0.9 percent.

•                  Same property net operating income decreased 5.5 percent and 3.1 percent for the three months and nine months ended September 30, 2005, respectively.

•                  Property sales in the third quarter totaled $1.1 billion, including $33.6 million of held-for-sale dispositions at an average stabilized capitalization rate of 7.5 percent.  The remaining sales included $1.0 billion of held-for-rental properties at an average stabilized capitalization rate of 8.0 percent.

•                  Acquisitions in the third quarter totaled $27.5 million at a stabilized capitalization rate of 8.7 percent.

•                  The Company’s interest and fixed-charge coverage ratios in the third quarter were 3.65 and 2.61, respectively, and its debt-to-total market capitalization ratio was 27.4 percent at September 30, 2005.

FFO is a supplemental non-GAAP financial measurement used as a standard in the real estate industry to measure and compare the operating performance of real estate companies.  FFO is defined by the National Association of Real Estate Investment Trusts (“NAREIT”) as net income or loss, excluding gains or losses from sales of depreciated property, plus operating property depreciation and amortization and adjustments for minority interest and unconsolidated companies on the same basis.  A reconciliation of FFO to GAAP net income is included in the financial tables accompanying this press release.

When used in this press release, the word “believes,” “expects,” “estimates” and similar expressions are intended to identify forward-looking statements.  Such statements, including estimates of our future operating performance, are subject to certain risks and uncertainties identified in our reports filed with the SEC that could cause actual results to differ materially.  In particular, among the factors that could cause actual results to differ materially are continued qualification as a real estate investment trust, general business and economic conditions, competition, increases in real estate construction costs, interest rates, accessibility of debt and equity capital markets and other risks inherent in the real estate business including tenant defaults, potential liability relating to environmental matters and liquidity of real estate investments. Readers are also advised to refer to Duke’s Form 8-K Report as filed with the Securities and Exchange Commission on July 24, 2003 for additional information concerning risks about investing in our securities.

As one of the most vertically-integrated real estate companies in the U.S., Duke Realty Corporation specializes in the ownership, construction, development, leasing and management of office and industrial real estate.  Duke’s properties encompass approximately 103 million rentable square feet leased by approximately 3,500 tenants and approximately 4,500 acres of undeveloped land that can support approximately 64 million square feet of future development.  In addition to its office and industrial focus in 13 primary operating platforms in the Midwest and Southeast United States, Duke selectively pursues medical office and retail development opportunities, as well as nationwide opportunities through its National Development and Construction Group.  Visit Duke on the web at www.dukerealty.com.

                A copy of the Company’s September 30, 2005 supplemental information fact book will be available after 6:00 p.m. EST today in the Investor Relations section of the Company’s web site at www.dukerealty.com.  Duke is also hosting a conference call tomorrow at 3:00 p.m. Eastern Daylight Time (New York time) to discuss its third quarter operating results.  All investors are invited to listen to this call, which can be accessed through the Investor Relations section of the Company’s web site at www.dukerealty.com.

Financial Highlights

(in thousands, except per share data)

	Three Months Ended		Nine Months Ended
	September 30		September 30
	(Unaudited)		(Unaudited)
Operating Results	2005	2004	2005	2004

Revenues from continuing operations	$199,886	$181,151	$589,384	$519,496
Earnings from rental operations	21,085	33,456	83,857	109,499
Earnings from service operations	11,996	6,341	35,179	13,106
Net income for common shareholders - Basic	213,348	42,527	279,128	110,129
Net income for common shareholders - Diluted	234,101	46,717	305,699	121,142
Funds from operations - Basic	87,175	89,277	256,641	256,982
Funds from operations - Diluted	95,392	98,041	281,074	282,597

Per Share:
Net income - common shareholders - Basic	$1.50	$0.30	$1.95	$0.78
Net income - common shareholders - Diluted	$1.48	$0.30	$1.94	$0.77
Funds from operations - Basic	$0.61	$0.63	$1.79	$1.82
Funds from operations - Diluted	$0.61	$0.62	$1.79	$1.80
Dividend payout ratio of funds from operations	77.1%	75.0%	78.5%	77.2%
Weighted average shares outstanding
Basic - Net income and Funds from operations	142,663	142,273	143,076	140,930
Diluted - Net income	158,468	157,105	157,453	156,956
Diluted - Funds from operations	156,943	157,105	157,453	156,983

			September 30	December 31
			2005	2004
Balance Sheet Data			(Unaudited)	(Audited)

Net real estate investments			$4,620,925	$5,091,632
Total assets			5,657,032	5,896,643
Total debt			2,219,304	2,518,704
Shareholders’ equity			2,826,629	2,825,869
Common shares outstanding at end of period			140,684	142,894

Reconciliation of Net Income to Funds From Operations

(in thousands, except per share data)

	Three Months Ended
	September 30
	(Unaudited)
	2005			2004
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share
Net Income Available for Common Shares	$213,348	142,663	$1.50	$42,527	142,273	$0.30
Add back:
Minority interest in earnings of unitholders	20,255	13,447		4,190	13,938
Joint venture partner convertible ownership net income	498	1,525
Other common stock equivalents		833			894
Diluted Net Income	$234,101	158,468	$1.48	$46,717	157,105	$0.30

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$213,348	142,663	$1.50	$42,527	142,273	$0.30
Adjustments:
Depreciation and Amortization	67,623			61,511
Company Share of Joint Venture Depreciation and amortization	5,003			4,686
Earnings from depreciable property sales-wholly owned	(210,837)			(14,873)
Minority interest share of adjustments	12,038			(4,574)
Basic Funds From Operations	87,175	142,663	$0.61	89,277	142,273	$0.63
Minority interest in earnings of unitholders	20,255	13,447		4,190	13,938
Minority interest share of adjustments	(12,038)			4,574
Other common stock equivalents		833			894
Diluted Funds From Operations	$95,392	156,943	$0.61	$98,041	157,105	$0.62

	Nine Months Ended
	September 30
	(Unaudited)
	2005			2004
		Wtd.			Wtd.
		Avg.	Per		Avg.	Per
	Amount	Shares	Share	Amount	Shares	Share
Net Income Available for Common Shares	$279,128	143,076	$1.95	$110,129	140,930	$0.78
Add back:
Minority interest in earnings of unitholders	26,571	13,602		11,013	13,975
Dilutive effect of Convertible Preferred D Shares					1,170
Other common stock equivalents		775			881
Diluted Net Income	$305,699	157,453	$1.94	$121,142	156,956	$0.77

Reconciliation to Funds From Operations (“FFO”)
Net Income Available for Common Shares	$279,128	143,076	$1.95	$110,129	140,930	$0.78
Adjustments:
Depreciation and Amortization	194,973			167,159
Company Share of Joint Venture Depreciation
and amortization	14,811			13,883
Earnings from depreciable property sales-wholly owned	(223,235)			(19,627)
Earnings from depreciable property sales-share of joint venture	(11,174)			0
Minority interest share of adjustments	2,138			(14,562)
Basic Funds From Operations	256,641	143,076	$1.79	256,982	140,930	$1.82
Minority interest in earnings of unitholders	26,571	13,602		11,013	13,975
Minority interest share of adjustments	(2,138)			14,562
Dilutive effect of Convertible Preferred D Shares				40	1,197
Other common stock equivalents		775			881
Diluted Funds From Operations	$281,074	157,453	$1.79	$282,597	156,983	$1.80